EXHIBIT 99
For Immediate Release
Contact: HASBRO:

January 30, 2003	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

LUCAS:

	Lynne Hale and Jeanne Cole	415-662-1962

HASBRO AND LUCAS EXTEND STAR WARS LICENSE THROUGH 2018

Pawtucket, RI (January 30, 2003) - Hasbro, Inc. (NYSE: HAS) announced today that its license with Lucas Licensing Ltd., for the manufacture and distribution of Star Wars toys and games, has been extended for an additional ten years.

"We are delighted to extend our long-term relationship with Lucas," said Alan G. Hassenfeld, Hasbro's Chairman and Chief Executive Officer. "This extension provides us with a real economic benefit by allowing us to continue to build and expand on the success of this franchise property for many years to come."

"Lucas and Hasbro have always viewed Star Wars as a long-term proposition. This extension truly gives us the opportunity to plan far into the future for the benefit of all the fans who have followed the saga for the last 27 years," said Howard Roffman, President of Lucas Licensing. "Hasbro is unmatched in the boys action arena, and we are confident that their future work on Star Wars toys and games will continue the tradition of excellence they have established."

Under the terms of the extension, the agreement is expected to run through 2018. The minimum guarantee payable to Lucas has also been reduced by $85 million.

"Based on the restructuring of these agreements, we do not expect any current or future impairment charge related to Star Wars," said David Hargreaves, Hasbro's Chief Financial Officer. "Lucas has shown they are a true partner of Hasbro."

In a separate agreement, Hasbro extended by ten years the terms of the warrants it previously granted to Lucas Licensing Ltd. and Lucasfilm Ltd. The warrants provide for the purchase of an aggregate of 15,750,000 shares of Hasbro common stock. This agreement further provides Hasbro with an option running through October 13, 2016, to purchase these warrants from Lucas for an aggregate purchase price of either $200 million in cash, or $220 million in Hasbro common stock, such stock being valued at the time of exercise of the option. In addition, the agreement provides Lucas with an option during the next five years to sell all of these warrants to Hasbro for a price to be paid at Hasbro's election of either $100 million in cash or $110 million in Hasbro common stock, such stock being valued at the time of exercise of the option.

The agreement with Lucas Licensing Ltd., continues to give Hasbro exclusive worldwide rights to core action figures, vehicles and games, electronic hand-held games, die cast vehicles and creative play products.

Hasbro will announce its fourth quarter and full year 2002 results on Thursday,

February 13, 2003 and will be hosting a webcast of the conference call at 9:00 a.m. EST.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Lucas Licensing Ltd. manages all the domestic and international merchandising activities of the Star Wars and Indiana Jones properties. Star Wars is the most successful film-based merchandising program in history. The Star Wars licensing program is renowned for its attention to product detail and quality in the fields of publishing, toys, games, collectibles, apparel and home furnishings.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Hasbro, Inc.'s (the "Company's") actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including the retail market, higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product, the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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